Exhibit 10.1
HMS HOLDINGS CORP.
Restricted Stock Agreement
     THIS AGREEMENT, made as of the «grantdate» between HMS HOLDINGS CORP., a New York corporation (the “Corporation”), and «first» «last» (the “Participant”), is pursuant to the 2006 Stock Plan of the Corporation (the “Plan”). The Plan, as amended by the Board of Directors (the “Board”) of the Corporation, was last approved by the shareholders (the “Shareholders”) of the Corporation on May 30, 2008. Said Plan, as it may hereafter be amended and continued by the Board and the Shareholders, is incorporated herein by reference and made a part of this Agreement.
     The Plan is administered by the Compensation Committee (the “Committee”) of the Board, as defined in the Plan. The Board has determined that it would be to the advantage and interest of the Corporation and its shareholders to grant the restricted stock provided for herein to the Participant as an inducement to remain in the service of the Corporation, or a Parent or a Subsidiary, as defined in the Plan, thereof (the term “Corporation” shall hereinafter be deemed to refer collectively to the Corporation and its Parents and Subsidiaries), and as incentive for increased efforts during such service.
     NOW, THEREFORE, pursuant to the Plan, the Corporation, with the approval of the Committee, hereby grants to the Participant as of the date hereof February 19, 2009 restricted shares (the “Restricted Stock”) of the Corporation’s common shares, $.01 par value per share (the “Common Stock”), upon the following terms and conditions:
     1. The Restricted Stock shall vest as follows, provided that the Participant is then employed by the Corporation on the respective vesting date(s):

February 19, 2011		«one-fourth» shares
February 19, 2012	an additional	«one-fourth» shares
February 19, 2013	an additional	«one-fourth» shares
February 19, 2014	an additional	«one-fourth» shares

     2. (a) In the event the Participant shall cease to be employed by the Corporation by reason of the Participant’s death, disability (as defined below) or involuntarily by the Corporation other than (i) for cause (as defined in paragraph (b) below) or (ii) other than for cause, within 24 months following a Change in Control (as defined in the Plan), the restricted Stock shall become fully vested. In the event the Participant shall cease to be employed by the Corporation for any other reason, the shares of Restricted Stock which are not then vested shall be forfeited effective the date of termination of employment. For purposes of this Agreement “disability” shall mean permanent and total disability as defined by Section 22(e)(3) of the Internal Revenue Code of 1986, as amended as it now exists or may hereafter be amended. The vesting of the Restricted Stock shall not be affected by any change of duties or position so long as the Participant continues to be an employee of the Corporation. A leave of absence or an interruption in service (including an interruption during military service) authorized or approved by the Corporation shall not be deemed an interruption of employment for the purposes of Section.
          (b) For purposes of this Section a termination “for cause” as determined by the Board, shall be deemed to mean a termination “for cause” under any employment agreement between the Corporation and the Participant. If at the time of termination there is no such employment agreement in effect, a termination “for cause” as determined by the Board, shall be deemed to mean a termination of Participant’s employment on account of the deliberate gross misconduct of the Participant or the violation by the Participant, after any such termination, of the terms of a Restrictive Covenant and Confidentiality/Non-Disclosure Agreement with the Corporation.
     3. Nothing in this Agreement shall confer upon the Participant any right to continue in the employ or service of the Corporation or affect the right of the Corporation to terminate the Participant’s employment or service at any time.
     4. In the event of any merger, reorganization, consolidation, recapitalization, stock dividend, stock split, reverse stock split, spin-off, extraordinary cash dividend or similar transaction or other change on corporate structure affecting the Common Stock, the Committee shall make such adjustments and substitutions to the number, class and kind of shares (to the nearest possible full share) of the Restricted Stock as the Committee determines to be appropriate in its sole discretion.

     5. Each certificate issued in respect of shares of Restricted Stock under the Agreement shall be registered in the Participant’s name and deposited by the Participant, together with a stock power endorsed in blank, with the Corporation and shall bear the following (or a similar) legend:
“The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) contained in an Agreement entered into between the registered owner and HMS Holdings Corp.”
When shares of Restricted Stock become vested, the Corporation shall cause to be redelivered to the Participant, at the office of the Corporation at 401 Park Avenue South, New York, New York 10016 or such other place as may be mutually acceptable to the Corporation and the Participant, the number of shares of Common Stock which have then vested from the shares of Restricted Stock deposited with the Corporation; provided however, that the time of such delivery may be postponed by the Corporation for such period of time as may be required for the Corporation, with reasonable diligence, to comply with applicable registration requirements under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and any requirements under any other law or regulation applicable to the issuance or transfer of shares.
     6. During the period that shares of Restricted Stock remain unvested, the Participant shall have all of the rights of a stockholder of the Corporation with respect to the Restricted Stock, except that dividends and all other distributions paid on the shares of Restricted Stock shall be accumulated and paid to the Grantee at the time and to the extent of the vesting of such shares.
     7. The Participant agrees to pay to the Corporation, or to make satisfactory arrangement with the Corporation for payment of, any federal, state or local taxes, if any, required by law to be withheld in respect of the vesting of the Restricted Stock. The Participant agrees that the Corporation may withhold from Participant’s wages or other remuneration the applicable taxes. In the discretion of the Corporation, the applicable taxes may be withheld in kind from the shares of Common Stock otherwise deliverable to the Participant on the vesting of the Restricted Stock.
     8. The Restricted Stock, to the extent it is unvested, shall not be transferable other than by will or by the laws of descent and distribution, or pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement

Income Security Act, or the rules thereunder. In the event of any attempt by the Participant to transfer, assign, pledge, hypothecate or otherwise dispose of the Restricted Stock or of any right hereunder, except as provided for herein or in the 2006 Stock Plan, or in the event of the levy of any attachment, execution or similar process upon the rights or interest hereby conferred, the Restricted Stock to the extent it is unvested may be forfeited by the Corporation by notice to the Participant.
     9. This Agreement shall inure to the benefit of and be binding upon the heirs, legatees, distributees, executors and administrators of the Participant and the successors and assigns of the Corporation.
     10. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of New York, other than its conflict of laws principles.
     11. This Agreement (and the grant of Restricted Stock) is not an employment or service contract, and nothing in this Agreement shall be deemed to create in any way whatsoever any obligation on the Participant to continue as an employee, or on the Corporation to continue the Participant’s service as an employee.
     12. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof, and may not be modified except as provided in the Plan or in a written document executed by both parties.
     13. If any provision of this Agreement shall be held unlawful or otherwise invalid or unenforceable in whole or in part by a court of competent jurisdiction, such provision shall (i) be deemed limited to the extent that such court of competent jurisdiction deems it lawful, valid and/or enforceable and as so limited shall remain in full force and effect, and (ii) not affect any other provision of this Agreement or part thereof.
[signature page follows]

     IN WITNESS WHEREOF, the Corporation has caused this Agreement to be signed by a duly authorized officer, and the Participant has affixed his signature hereto.

By: HMS HOLDINGS CORP.

Signature:	/s/ Robert M. Holster Robert M. Holster
Chairman and Chief Executive Officer

Date:	February 19, 2009

Participant
«first» «last»

Date: